Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-249571) pertaining to the Tarsus Pharmaceuticals, Inc. 2020 Equity Incentive Plan, Tarsus Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan, and the Tarsus Pharmaceuticals, Inc. 2016 Stock Plan of Tarsus Pharmaceuticals, Inc.,

(2) Registration Statement (Form S-8 No. 333-254932) pertaining to the Tarsus Pharmaceuticals, Inc. 2020 Equity Incentive Plan, and Tarsus Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan of Tarsus Pharmaceuticals, Inc.,

(3) Registration Statement (Form S-3 No. 333-260665) of Tarsus Pharmaceuticals, Inc.;

of our report dated March 14, 2022 with respect to the financial statements of Tarsus Pharmaceuticals, Inc.     incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Irvine, California
March 14, 2022